SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: September 20, 2007
(Date of earliest event reported)

XECHEM INTERNATIONAL, INC.

(Exact name of registrant as specified in the charter)

Delaware (State or other jurisdiction of incorporation)	0-23788 (Commission File No.)	22-3284403 (IRS Employer Identification No.)

379 Thornall
Edison, New Jersey 08818
(Address of Principal Executive Offices)
(732) 205-0500
Registrant’s telephone number including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Termination of Active Operations with Respect to Xechem India and Other Matters.. Since the departure of Dr. Ramesh Pandey as an employee of the Company, the Company has determined that it is presently deriving no benefit from any continued activities by Xechem India and has ceased any further activities with respect to Xechem (India.) Pvt., Ltd. (“Xechem India”). Dr. Pandey had formed this company together with certain of his relatives in the 1990’s. Dr. Pandey had advised the Company, in 1998, that he had transferred his 2/3 ownership of the outstanding stock of Xechem India to the Company in exchange for reimbursement of organizational expenses associated with Xechem India through such date (estimated at approximately $5,000). Dr. Pandey believed the Company could find dependable supplies of plants and other raw materials in India through informal collaborations and contracts Based on its discussions with Indian sources for such materials, He believed that an Indian corporation would obtain such collaborations and contracts on significantly better terms than would a United States-based corporation.

Since Dr. Pandey’s departure from the Company, the Company has located a public filing in India stating that 100% of the ownership of Xechem India, as of 2005, was held by Dr. Pandey and two family members. The Company has searched for documentary evidence of the transfer and the stock ownership of Xechem India, and has been unable to locate any documentation to that effect.. A representative for Dr. Pandey has advised the Company that the ownership of Xechem India is consistent with Dr. Pandey’s prior representation that he transferred 2/3 to the Company, however, Dr. Pandey has not produced any further documentation as of this date. The Company continues to search for stock records of Xechem India that might support the 2005 public filing or Dr. Pandey’s representation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xechem International, Inc.

	By:	Robert Swift, Chief Oversight Officer

Dated: September 20, 2007